UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2015

Heritage Oaks Bancorp

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

000-25020	77-0388249
(Commission File Number)	(IRS Employer Identification No.)

1222 Vine Street, Paso Robles, CA	93446
(Address of principal executive offices)	(Zip Code)

805-369-5200
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 17, 2015 Lonny Robinson provided notice to Heritage Oaks Bancorp (the “Company”) and Heritage Oaks Bank (the “Bank”) that effective immediately he was resigning as the Executive Vice President and Chief Financial Officer of the Company and the Bank.  Mr. Robinson’s departure is unrelated to the Company’s or the Bank’s accounting principles or practices, financial statement disclosures, auditing scope or procedure or financial condition or results of operations.  On the same date, Mr. Robinson also agreed to enter into a consulting arrangement with the Company and the Bank to assist with the transition of the duties and responsibilities of the Chief Financial Officer to Jason Castle, the Company’s current Senior Vice President and Chief Accounting Officer.

On August 17, 2015, Jason Castle, age 38, was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank.  Mr. Castle has served as Senior Vice President and the Chief Accounting Officer of the Company and the Bank since January 2014.  Prior to that Mr. Castle was a Consulting Manager with Glenn, Burdette, certified public accountants from November 2012 through January 2014; the Controller for Toyota Financial Savings Bank from July 2012 through October 2012; and the Controller for the Bank from July 2010 through July 2012.

In his new position as Executive Vice President and Chief Financial Officer of the Company and the Bank, Mr. Castle will receive an annual base salary of $200,000 and a car allowance of $500 per month.  Mr. Castle will be eligible to participate in the 2015 Incentive Compensation Plan, which plan was approved by the Board of Directors of the Company (the “Board”), with a target incentive compensation level consistent with that of other individuals holding comparable titles and/or positions with the Company and/or the Bank, and subject to certain threshold achievement levels and target goals also set by the Board.  Mr. Castle’s incentive compensation bonus for 2015 will be prorated based on the date of his appointment to these new positions.   Finally, Mr. Castle will receive (i) a restricted stock award in whole shares with a grant date fair value of approximately $25,000, which will vest over three years in equal annual installments, and (ii) incentive stock options for whole shares with a grant date fair value of approximately $25,000, which will vest over four years in equal annual installments.

Concurrent with Mr. Castle’s appointment to the positions of Executive Vice President and Chief Financial Officer, the Bank will enter into an Executive Salary Protection Agreement (the “Agreement”) with Mr. Castle.  The Agreement entitles Mr. Castle, upon the satisfaction of certain standard conditions (e.g., execution of a Waiver and Release, and complying with certain restrictive covenants relating to the non-solicitation of employees and customers and non-disparagement of the Company and the Bank), to be paid a lump sum equal to 150% of the sum of (i) his annual salary at the rate in effect immediately prior to the triggering event; and (ii) his cash bonus, if any, earned for the calendar year ended immediately prior to the occurrence of the triggering event.  Mr. Castle is also entitled to reimbursement for COBRA premiums, if applicable, for up to twelve months following the occurrence of the triggering event.  The agreement is a “double trigger” change in control agreement, which is triggered if (1) Mr. Castle’s position with the Company or the Bank is “terminated” as defined in the Agreement, and (2) such termination occurs within three months prior to, or within twelve months following, a “change in control” event as defined in the Agreement.  “Termination” as defined in the Agreement includes (a) termination without “Cause” as defined in the Agreement, (b) a reduction by more than fifteen percent in base salary or annual bonus opportunity, (c) a relocation of Mr. Castle’s principal place of employment by more than thirty-five miles, (d) a material adverse change in Mr. Castle’s assigned duties, or (e) the failure of a successor to assume and agree to perform the Agreement. The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an Exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2015.

On August 19, 2015, the Company issued a press release announcing Mr. Robinson’s resignation and Mr. Castle’s appointment, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibits

99.1  Press release, dated August 19, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heritage Oaks Bancorp

Date: August 19, 2015	By:	/s/ SIMONE LAGOMARSINO
Simone Lagomarsino
President & Chief Executive Officer